Exhibit 99.1
CanArgo Energy Corporation
FOR IMMEDIATE RELEASE IN EUROPE & NORTH AMERICA
MANAVI WELL TESTING UPDATE
June 26, 2008 — Guernsey, Channel Islands — CanArgo Energy Corporation (“CanArgo” or the “Company”) (OSE:CNR; AMEX:CNR) today gave an update on well testing operations at the Manavi 12 (“M12”) well in Georgia which was drilled to appraise a new oil discovery in the Kura Basin. Testing operations focused on a selected reservoir interval in the Upper Cretaceous carbonates which was acid fracture stimulated earlier in the year after the recovery of oil and gas to surface from previous testing. The results of the current test have identified a possible oil-water contact in the M12 well which indicates a potentially significant hydrocarbon column in the Manavi structure.
Following the acid fracture stimulation of the M12 well in late January 2008, the well was flow tested for two time periods — a clean-up period and a main flow test. The well flowed at an initial high rate of up to 3,900 barrels of fluids per day (bfpd) on a 10/64ths (4mm) choke. On clean-up, the well was shut-in while a production string was installed in the well and testing resumed in mid-April. The main flow test was carried out over an extended test period of 12 days on a 15/64ths (6mm) choke size, during which time production appeared to stabilize at approximately 800 bfpd with the flowing well head pressure levelling off at 580 psi (39.5 atmospheres) prior to the well being shut-in for a pressure build-up survey. The well produced with a high water fraction and a maximum oil cut of approximately 7%; in addition, the well flowed gas at a maximum metered rate of 2.12 million standard cubic feet (60 thousand cubic metres) per day.
In order to obtain information concerning fluid entry points to the well and the source of the excess water, the well was logged using a capacitance water holdup Production Logging Tool (“PLT”). The PLT data obtained was interpreted by an independent petroleum engineering company in Texas, USA. This data indicates that the majority of the fluid is entering the wellbore from the lower part of the test interval (located between 15,354 feet and 15,581 feet (4,680 metres and 4,749 metres) Measured Depth (“MD”) within the uniform Upper Cretaceous carbonate section) with much of the water originating from a zone below the test interval. The production log shows the first entry of oil to the wellbore at 15,463 feet (4,713 metres) MD with the oil inflow increasing upwards towards the top of the test interval which is still some 443 feet (135 metres) below the top of the carbonate section penetrated by the well. On the basis of the PLT data, a potential oil-water contact is interpreted to exist at a depth of about 15,463 feet (4,713 metres) MD, however the contact may be deeper, but could be masked due to a strong flow of water from below travelling up behind the uncemented liner. This indicates a potential oil column at the M12 location of the order of 551 feet (168 metres). As M12 is located down dip on the structure compared to the M11z well, there is potential for an increased oil column at M11z of the order of 1,076 feet (328 metres) with this well still being down dip of the crest of the structure.
A pressure build-up survey was recorded with downhole reservoir pressure gauges installed. On extraction of these gauges, the pressure was bled down and the resulting slow pressure build-up has delayed any attempts to return the well to flow. This pressure response may be due to limited connectivity with the formation and any natural fracture network which may exist in these rocks such as that observed in outcrop in the South Caucasus area. With the PLT data indicating flow from below the base of the test interval, it is possible that the pumped acid was not contained within the test interval. The loss of acid to a larger wellbore area would have had a negative impact on the overall depth of the stimulation and the propagation of fractures away from the well and therefore reduced the chances of establishing better communication between the wellbore and the formation.
CanArgo is in discussion with Schlumberger DCS group on the scope of a post frac evaluation which would incorporate the results of the acid fracturing, together with the flow, PLT, and pressure data collected over the past three months. This study will be used to investigate the effectiveness of the acid frac and the potential to shut off water within the currently contributing zones as well as options to recomplete the well higher in the Cretaceous carbonate interval and complete the testing operation.
Vincent McDonnell, Chairman, President and Chief Executive Officer commented, “The data collected during the recent testing operations has provided some very valuable information on both the M12 well and the Manavi structure as a whole. The presence of moveable hydrocarbons has again been demonstrated and equally importantly a possible oil-water contact in the structure has been identified. On the basis of this data, Manavi still has the potential to contain a very large volume of oil; however, further work will be required to demonstrate that a commercial flow can be achieved from these rocks. On the basis of regional geological studies and by analogy with oil fields in the North Caucasus, the Cretaceous of Eastern Georgia, where Manavi is located, has very similar reservoir potential to the reservoirs of the same type and age in Dagestan which have demonstrated prolific oil production.”
Commenting on the future plans for Manavi, Mr. McDonnell said, “Once we have undertaken a detailed analysis of the data collected to date, we will then use this information to investigate what remedial activity may be available to us to isolate the water producing zones within the current test interval and attempt to flow test the upper part of this interval where the oil inflow has been detected. As an alternative, we will also look at testing a higher interval in the reservoir in what we currently believe to be within the oil leg. This interval is currently isolated by the 7” casing and testing would require adding perforations to the well and possibly an acid stimulation. The implementation of any these operations will, of course, be subject to the Company raising sufficient capital from the planned rights issue announced in April or other potential future financings.”

CanArgo is an independent oil and gas exploration and production company with its oil and gas operations currently located in Georgia.
The matters discussed in this press release include forward-looking statements, which are subject to various risks, uncertainties and other factors that could cause actual results to differ materially from the results anticipated in such forward-looking statements. Such risks, uncertainties and other factors include the uncertainties inherent in oil and gas development and production activities, the effect of actions by third parties including government officials, fluctuations in world oil prices and other risks detailed in the Company’s reports on Forms 10-K and 10-Q filed with the Securities and Exchange Commission. The forward-looking statements are intended to help shareholders and others assess the Company’s business prospects and should be considered together with all information available. They are made in reliance upon the safe harbour provisions of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The Company cannot give assurance that the results will be attained.
For more information please contact:
US and NORWAY
Eric Cameron, Christopher Rodsten, Fredrik Tangeraas
Gambit Hill & Knowlton AS
Tel: +47 96 62 55 94
Email: canargo@hillandknowlton.com